Exhibit 2.1

AMENDMENT NO. 1

TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT is made and entered into as of November 12, 2024 (this “Amendment”), by and between Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (the “Purchaser”) and USA Rare Earth, LLC, a Delaware limited liability company (the “Company”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Purchaser entered into that certain Business Combination Agreement, dated as of August 21, 2024 (as amended from time to time in accordance with its terms, the “Agreement”);

WHEREAS, pursuant to Section 9.10 of the Agreement, the Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 2.02(b). Section 2.02(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Company Class A Preferred Investor Warrants. The consideration to be paid in, or in connection with, the Merger to a holder in respect to each Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrants shall be such number of Domesticated Purchaser Series A Investor Warrant(s) eligible to purchase a number of shares of Domesticated Purchaser Common Stock equal to the number of Company Class A Units that would be issued upon full exercise of such Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrants immediately prior to the Effective Time (the “Class A Preferred Investor Warrant Consideration”).

2. Amendment to Section 2.03(b)(ii). Section 2.03(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii) each Company Class A-1 Preferred Investor Warrant and Company Class A-2 Preferred Investor Warrant shall be cancelled and converted into the right to receive a Domesticated Purchaser Series A Investor Warrant exercisable for a number of shares of Domesticated Purchaser Common Stock equal to the aggregate number of Company Class A Units that would be issued upon full exercise of such Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrant.

3. Amendment to Article X. Article X “Definitions” of the Agreement is hereby amended by adding the following defined term:

“Expiration Time” means, with respect to the Member Support Agreement, the earlier of the Closing or the termination of this Agreement in accordance with its terms.

4. Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

5. Effect of This Amendment. This Amendment is made a part of the Agreement. Except as otherwise expressly provided herein, the Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Agreement as modified by this Amendment unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Agreement, as amended by this Amendment, shall mean August 21, 2024.

6. Other Provisions. All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. Section 9.03 (Binding Effect; Assignment), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (WAIVER OF JURY TRIAL), Section 9.09 (Severability), Section 9.10 (Amendment; Waiver) and Section 9.12 (Interpretation) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

The Purchaser:

INFLECTION POINT ACQUISITION CORP. II

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

The Company:

USA RARE EARTH, LLC

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Chief Legal Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

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